Exhibit 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Phone (650) 493-9300

May 12, 2009

PMC-Sierra, Inc.

3975 Freedom Circle

Santa Clara, California 95054

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by PMC-Sierra, Inc. with the Securities and Exchange Commission on or about May 12, 2009 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of your common stock (the “Shares”) reserved for issuance under the 1991 Employee Stock Purchase Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan and the agreements that accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati